Exhibit 99.1

For Immediate Release:

Coast Distribution System Promotes Jim Musbach to Chief Executive Officer;

Thomas R. McGuire to Continue as Executive Chairman

MORGAN HILL, Calif., April 8, 2008 /PRNewswire-FirstCall/ — The Coast Distribution System, Inc. (Amex: CRV - News) today announced that Jim Musbach, who has been the Company’s President and Chief Operating Officer since September 2006, has been promoted by the Board of Directors to Chief Executive Officer of the Company. Mr. Musbach also will continue to serve as Coast’s President. Thomas R. McGuire, Coast’s founder and previous CEO, will continue to serve as Executive Chairman of the Company, as well as continuing as Chairman of the Board of Directors.

In his position as President and Chief Operating Officer, Mr. Musbach, 58, has been responsible for the strategic and operational leadership of the Company with a focus on sales, marketing and product development.

“Jim brings years of leadership experience, an understanding of our customer base and a strong history with Coast to the position of CEO,” said Thomas R. McGuire, Executive Chairman of Coast. “We have built a strong foundation over the last several years through investments in facilities and people. With Jim’s appointment to CEO, we now have the leadership team in place to direct the next stage of Coast’s growth.”

Before rejoining Coast in 2006, Musbach was Executive Vice President and General Manager of Raytek Corporation, where he directed global operations for Raytek’s portable products division. While at Raytek, he successfully launched new products, expanded sales channels and developed sources for contract manufacturing in Asia. Prior to his employment with Raytek, Musbach served as President of Coast from 1994-1995. During that time, he implemented the strategy of shifting Coast’s product mix to include higher-margin and custom-manufactured Coast-exclusive products, a strategy Coast continues to successfully employ today.

Before becoming Coast’s President in 1994, Musbach was Executive Vice President and General Manager for Import Parts America, a North America-based automotive aftermarket importer and distributor with relationships in Asia and Europe. He also served as its Vice President of Sales and Marketing. Musbach holds a B.A. in economics from San Jose State University.

McGuire founded Coast and has served as its CEO since 1977.

“We are appreciative of Tim’s years of service and accomplishments as CEO, where he was seen as an innovator by many in our industry, and we are pleased he has agreed to remain as Executive Chairman and continue to help guide our strategic direction,” said Musbach. “Moving forward, we continue to expect another difficult year in 2008 based on the tough business climates in the RV and boating markets. Our focus remains on our long-term strategy of maintaining and improving margins and sales through increased sales of Coast-exclusive products, further developing our distribution business, and on gaining market share.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 15,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 14,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

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Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would lead them to reduce their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers; and possible increases in operating costs as we increase sales of products, such as outdoor power products, which require greater marketing and administrative support than do traditional RV and boating products, and which could, as a result, lead to lower operating income and net income. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2007 Annual Report, whether as a result of new information, future events or otherwise.

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